As filed with the Securities and Exchange Commission on June 11, 2020

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DYNEX CAPITAL, INC. (Exact name of registrant as specified in its charter)
Virginia (State or other jurisdiction of incorporation or organization)	52-1549373 (I.R.S. Employer Identification No.)
4991 Lake Brook Drive, Suite 100 Glen Allen, Virginia (Address of Principal Executive Offices)	23060-9245 (Zip Code)
DYNEX CAPITAL, INC. 2020 STOCK AND INCENTIVE PLAN
(Full title of the plan)

Stephen J. Benedetti
4991 Lake Brook Drive
Suite 100
Glen Allen, Virginia 23060-9245
(Name and address of agent for service)

(804) 217-5800
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Susan S. Ancarrow, Esq.
Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, VA 23219
Telephone: (804) 697-1861
Facsimile: (804) 698-6015

CALCULATION OF REGISTRATION FEE
Title of securities to be registered[1]	Amount to be registered[2]	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value per share	2,300,000 shares	$15.49[3]	$35,627,000[3]	$4,624.39

1  Common stock, $0.01 par value per share (the “Common Stock”), offered by Dynex Capital, Inc. (the “Company”) pursuant to the Dynex Capital, Inc. 2020 Stock and Incentive Plan (the “Plan”).
2  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock that may be offered and issued to prevent dilution resulting from stock dividends, stock splits, reverse stock splits, combinations of shares, spin-offs, recapitalizations, mergers or similar capital adjustments as provided in the Plan.
3  Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and were determined based on the average of the high and low sales prices of the Company’s Common Stock on June 8, 2020, as reported by the New York Stock Exchange.

Part I — Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this registration statement as required by Rule 428(b)(1).

Part II — Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.
        The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
        (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 25, 2020;
        (b) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K referenced above (other than for portions of those documents deemed to be furnished and not filed); and
        (c) The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act on January 17, 1989, as updated by Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 25, 2020.
        All documents filed by the Company or the Plan with the Commission subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment hereto which either indicates that all securities offered hereby have been sold or deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement in this registration statement, or in a document incorporated or deemed incorporated herein, shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
        Not applicable.

Item 5. Interests of Named Experts and Counsel.
        Not applicable.

Item 6. Indemnification of Directors and Officers.
        The Virginia Stock Corporation Act and the Company’s restated articles of incorporation provide for indemnification of the Company’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. The Company’s restated articles of incorporation require indemnification of directors and officers with respect to certain liabilities, expenses, and other amounts imposed on them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Company also carries insurance on behalf of directors, officers, employees or agents which may cover liabilities under the Securities Act.
        Under the Virginia Stock Corporation Act, a Virginia corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written undertaking by the director or officer or on the director’s or officer’s behalf to repay any funds advanced by the corporation if it is ultimately determined that the director or officer is not entitled to indemnification.
        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
        Not applicable.
Item 8. Exhibits.
        An Exhibit Index appears on page 5 hereof and is incorporated herein by reference.
Item 9. Undertakings.
        (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to applicable law, the registrant’s restated articles of incorporation or amended and restated bylaws, as such may be amended from time to time, indemnification agreements, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Articles of Incorporation, effective June 2, 2014 (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-8 filed September 17, 2014).
3.1.1
Articles of Amendment of the Restated Articles of Incorporation, effective June 20, 2019 (incorporated herein by reference to Exhibit 3.1.1 to the Company's Registration Statement on Form 8-A12B/A filed June 24, 2019).

3.1.2
Articles of Amendment to the Restated Articles of Incorporation, effective February 18, 2020 (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form 8-A12B filed February 18, 2020).

3.2	Amended and Restated Bylaws, effective as of June 9, 2020 (incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on June 9, 2020).
5.1	Opinion of Troutman Sanders LLP, filed herewith.
23.1	Consent of Troutman Sanders LLP (contained in Exhibit 5.1 hereto).
23.2	Consent of BDO USA, LLP, filed herewith.
24.1	Powers of Attorney (included on the signature pages of this registration statement).
99.1	Dynex Capital, Inc. 2020 Stock and Incentive Plan, effective as of June 9, 2020 (incorporated herein by reference to Exhibit 10.41 to the Company's Current Report on Form 8-K filed June 9, 2020).

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Allen, Commonwealth of Virginia, on June 11, 2020.

Dynex Capital, Inc. (Registrant)
By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti
Executive Vice President, Chief Financial Officer and Chief Operating Officer

POWERS OF ATTORNEY
AND
SIGNATURES

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Byron L. Boston and Stephen J. Benedetti, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name and on his behalf as a director and/or officer of Dynex Capital, Inc. to prepare, execute and deliver any and all amendments, including post-effective amendments, and supplements to this registration statement on Form S-8, including any amendment to this registration statement for the purpose of registering additional shares in accordance with General Instruction E to Form S-8, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith (including any necessary amendments thereof), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act necessary or desirable to be done in connection with the above-described matters, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Byron L. Boston	Chief Executive Officer, President,	June 11, 2020
Byron L. Boston	Co-Chief Investment Officer, and Director
(Principal Executive Officer)

/s/ Stephen J. Benedetti	Executive Vice President, Chief Financial Officer and Chief Operating Officer	June 11, 2020
Stephen J. Benedetti
(Principal Financial Officer)

/s/ Jeffrey L. Childress	Vice President and Controller	June 11, 2020
Jeffrey L. Childress	(Principal Accounting Officer)

/s/ Michael R. Hughes	Director	June 11, 2020
Michael R. Hughes

/s/ Barry A. Igdaloff	Director	June 11, 2020
Barry A. Igdaloff

/s/	Director
Robert A. Salcetti

/s/ David H. Stevens	Director	June 11, 2020
David H. Stevens

/s/	Director
Valerie A. Mosley